ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of December 31, 2008 (“Effective Date”), by and among Isotec, Inc., a Colorado corporation (“Seller”), WorldAm, Inc., a Nevada corporation (the “Shareholder”) and Isotec Security, Inc., a Colorado corporation (“Purchaser”).  The Seller and the Shareholder are sometimes collectively referred to herein as the “Selling Parties.”

RECITALS

A.           Seller is engaged in the business of developing, integrating and supplying passage control security products (broadly categorized as access control, weapons control, or materials control systems) to customers for use in commercial, retail and government sectors (the “Business”).

B.           Purchaser desires to purchase from Seller, and Seller desires to sell and transfer to Purchaser, the Business as a going concern and substantially all of the assets of the Business for the consideration and upon the terms and conditions provided in this Agreement.  Except as specifically set forth in this Agreement, Purchaser will not assume any liabilities of Seller or the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants of the parties set forth in this Agreement, Purchaser, Seller and Shareholder agree as follows:

1.            Property to be Sold and Purchased.

1.1          Agreement to Buy and Sell Assets. Upon the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser purchases from Seller, all of the rights and assets, real, personal, and mixed, tangible or intangible, of Seller used in or necessary for the operation of the Business, but excluding therefrom the Excluded Assets (as defined below).  The assets being sold by Seller and purchased by Purchaser are referred to collectively in this Agreement as the “Assets.”  The Assets include, but are not limited to, the following:

(a)           All cash and cash equivalents;

(b)           All accounts receivable and other rights of payment (“Accounts Receivable”), including, but not limited to, the accounts receivable listed on Schedule 1.1(b) attached to this Agreement;

(c)           All of the equipment, furniture, fixtures, leasehold improvements, vehicles and supplies owned by the Seller on the date hereof and used in the operation of the Business, wherever located (collectively, the “Tangible Assets”), including, but not limited to, the assets listed on Schedule 1.1(c) attached to this Agreement;

(d)           All inventory and supplies, including finished goods, work-in-process and raw materials;

(e)           All of the customers/clients, client accounts, customer/client lists and related correspondence, records and other customer/client-related documents of the Business, including but not limited to those listed on Schedule 1.1(e) attached to this Agreement;

(f)           The leases, licenses and contracts (the “Contracts”) of the Business including, but not limited to, the Contracts  listed on Schedule 1.1(f) attached to this Agreement;

(g)           All business and marketing records, including asset ledgers, personnel records, payroll records, customer lists, vendor lists, information and data respecting equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records used in the Business (collectively, the “Business Records”); provided, however, that to the extent that any of the Business Records are items susceptible to duplication and are required by law to be retained by Seller, Seller may deliver photostatic copies or other reproductions; and provided further that nothing in this Section shall prevent Seller from making and retaining copies of any of the Business Records;

(h)           To the extent transferable, all licenses and permits of Seller with respect to the Business;

(i)           All intellectual property or proprietary rights owned by or licensed to Seller including, without limitation, all patents, trademarks, trade names, service marks and copyrights (including any applications, registrations and renewals with respect thereto), all processes, formulae, methods, designs, schematics, drawings, patterns, trade secrets, inventions, technology, recipes, know-how, and all other tangible or intangible confidential or proprietary information necessary for the lawful and efficient operation of the Business as presently conducted (collectively, the “Intellectual Property”), including but not limited to those listed on Schedule 1.1(i) attached to this Agreement;

(j)           All artwork, galley proofs, masters and other items related or pertaining to materials published by Seller;

(k)           The right to the name “Isotec, Inc.,” and any and all derivations of any of such name;

(l)           All phone numbers and websites used in the operation of the Business including but not limited to those listed on Schedule 1.1(l) attached to this Agreement; and

(m)           The Business as a going concern and the goodwill thereof, together with the exclusive right of Purchaser to represent itself as carrying on the Business in continuation and in succession to Seller, and the right to use any words indicating that the Business is so carried on.

1.2          Intent of Parties.  Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller are necessary for the ownership and use of the Assets or the conduct of the Business, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise expressly provides for Purchaser to provide for or obtain such rights or assets in a different way, or expressly excludes such items from the purchase, the general language of Section 1.1 shall govern and such rights and assets shall nonetheless be deemed transferred to Purchaser.

1.3          Excluded Assets.  Specifically excluded from this purchase and sale are all assets that are listed on Schedule 1.3 attached to this Agreement (collectively, the “Excluded Assets”).

1.4          Delivery.  Delivery of all of the Assets will be made by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

1.5          Use of Name.  From and after the date of this Agreement, Seller will not use the name “Isotec, Inc.” or any derivation of any of such names, without the prior written consent of Purchaser; provided, however, that Seller shall be entitled to use such names after the date of this Agreement in connection with payment or other satisfaction of Excluded Liabilities (as defined below).

2.            Purchase Price; Allocation; Etc.

2.1          Purchase Price.  The aggregate consideration to be paid for the sale, transfer, conveyance and delivery of the Assets to Purchaser and the Non-Competition Agreements (as defined below) shall be   equal to the sum total of (i) $250,000,  (ii) unpaid compensation owed by Seller to Ken Jochim, Paul Labarile, Robert Seeley, Tim Carrillo and Dannie Shaver for the 2008 calendar year with respect to which withholding taxes have already been paid by Seller in an amount not to exceed $13,000 (the “Unpaid Compensation”) and (iii) unpaid Seller payroll withholding taxes for the 2008 calendar year, if any.(the “Unpaid Payroll Taxes”),  plus assumption of the aggregate amount of the Assumed Obligations, as hereinafter defined (collectively, the “Purchase Price”).

2.2          Payment.  The Purchase Price will be paid by (a) delivery at the Closing of (i) cash in the amount of $30,000 and (ii) a promissory note (the “Promissory Note”) in the form of Exhibit A attached to this Agreement, in the approximate principal amount of $220,000, payable in eleven installments of approximately $20,000, without interest; and by (b)  delivery at the Closing or as soon thereafter as Seller delivers to Buyer appropriate documentation evidencing the total amount of Unpaid Compensation and/or Unpaid Payroll Taxes, as applicable.

2.3          Allocation of Purchase Price.  The  Purchase Price shall be allocated among the Assets and the Non-Competition Agreements (as defined below) for income, sales and use tax purposes as set forth on Schedule 2.3 attached to this Agreement, and otherwise in compliance with the requirements of Section 1060 of the Internal Revenue Code and the regulations thereunder.  Neither Seller, Shareholder nor Purchaser shall take a position on any income, transfer or gains tax return, before any governmental agency or authority charged with the collection of any such tax, or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

3.            Assumption of Liabilities.

3.1          No Assumption Generally.  Except as specifically provided in Section 3.2 below, Purchaser shall assume no liabilities, obligations, expenses or other commitments of Seller or the Business, known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured or otherwise (the “Excluded Liabilities”).  Without in any way limiting the generality of the foregoing, Purchaser shall not assume any obligation or liability of Seller or the Business with respect to the following: (a) any liability for federal, state, local, or foreign taxes of any kind whatsoever, including but not limited to income, gross receipts, payroll, employment, sales and use taxes, including any interest, penalty or addition thereto (except as specifically provided in Section 3.2 below); (b) any responsibility with respect to salary, wages, reimbursement, sick leave, holiday pay, back pay, vacation pay, savings plans, termination or severance pay, workers’ compensation claims, deferred compensation or other obligations for the benefit of any employee, including pension benefits accrued (vested or unvested), or arising out of their employment, and/or their termination of employment by Seller upon the consummation of the transactions contemplated by this Agreement (except as specifically provided in Section 3.2 below); (c) any liability or obligation incurred in connection with or related to the transfer of the Assets pursuant to this Agreement; (d) any liability or obligation incurred or to be incurred in connection with the lawsuits filed against Seller by (i) James Alexander, (ii) Karen Alexander, (iii) Robert Hainey and Internet Marketing Solutions, Inc. or (iv) Mitchell Vince; (e) any liability for loss, defects, damages or injury, returns or allowances arising out of services performed, whether based on theories of negligence, strict liability, breach of express or implied warranty, or otherwise; or (f) any liability under the Contracts to the extent such liability arises out of or is related to Seller’s failure to perform its obligations thereunder prior to the date of this Agreement.

3.2          Assumption of Obligations.  Purchaser hereby assumes and agrees to pay, perform or discharge when due all of the following (collectively, the “Assumed Obligations”):

(a)           Principal and accrued and unpaid interest and expenses payable to David Barnes pursuant to a Secured Promissory Note dated June 19, 2008, as amended (the “Barnes Note”), in the approximate amount of $206,000;

(b)           Unpaid director fees director’s fees due C. Robert Kline, PhD, James R. Largent and David Barnes in the approximate amounts of $29,972, $13,500 and $12,000, respectively;

(c)           Unpaid 2008 compensation owed to Ken Jochim, Paul Labarile, Robert Seeley, Tim Carrillo and Dannie Shaver (exclusive of any unpaid 2008 compensation for which withholding taxes have already been paid), in the approximate aggregate amount not to exceed $50,000; and

(d)           The 2008 payroll withholding taxes payable in connection with the payroll obligation assumed under subpart (c) above.;

(e)            The trade  payables (including property and equipment lease payables) listed on Schedule 3.2(e) hereto;

(f)           Purchaser shall not assume any liabilities, obligations, expenses or other commitments which result from any breach or default by Seller with respect to the Contracts (except to the extent of any payment obligation listed on Schedule 3.2(e) hereto).  For this purpose, breach or default includes any act or omission to act by Seller which, with the passage of time or giving of notice, or both, would cause a breach or default.

4.            Representations and Warranties of Seller.

As a material inducement to the execution and delivery of this Agreement by Purchaser, each of the Selling Parties represents and warrants to Purchaser the following is true and correct as of the Effective Date:

4.1          Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of State of Colorado.  There are no corporations, limited liability companies, partnerships or other entities that Seller controls or owns, directly or indirectly, or which are under common control with Seller.

4.2          Ownership of Seller.  The Shareholder owns one hundred percent (100%) of all of the outstanding capital stock of Seller of all classes and series.

4.3          Authority.  Each of the Selling Parties has full power and authority to execute and deliver this Agreement and the Non-Competition Agreements and to perform such party’s respective obligations under this Agreement and the Non-Competition Agreements.  The Agreement and the Non-Competition Agreements have each been duly authorized, executed and delivered by, and, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of the rights of creditors including but not limited to federal and state tax authorities; and as limited by general principles of equity that restrict the availability of equitable remedies, are the valid and binding agreements of, each of the Selling Parties, enforceable in accordance with the terms thereof, and no further action, approvals or consents are necessary on the part of the Selling Parties, nor is it necessary for the Selling Parties to obtain any actions, approvals or consents from any third persons, governmental or other, to make this Agreement and the Non-Competition Agreements valid and binding upon and enforceable against the Selling Parties in accordance with their respective terms, or to enable the Selling Parties to perform this Agreement, the Non-Competition Agreement and the transactions contemplated by this Agreement; provided, however, that third party consent to assignment of certain Contracts, may be required pursuant to the terms of such Contracts.

4.4          Title to Assets.  Seller has, and hereby conveys to Purchaser, good and marketable title to the Assets, free and clear of all liens, pledges, leases, charges, encumbrances, equities, claims, conditional sale contracts, security interests, or any other interests or imperfections of title of any nature whatsoever (“Encumbrances”) other than as set forth on Schedule 4.4 hereto.

4.5          No Conflict.  Neither the execution and delivery by Selling Parties of this Agreement, nor the consummation by Selling Parties of the transactions contemplated hereby, will violate or conflict with (a) any federal, state or local law, statute, rule, regulation, ordinance or governmental restriction, or any order, judgment, or decree applicable to Selling Parties, the Business, or the Assets; or (b) any contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller, the Business or any of the Assets is bound other than as set forth in Section 4.3 herein.

4.6          Compliance with Law.  To the best of the Selling Parties’ knowledge,  the Seller has conducted its operations in material compliance with all federal, state and local laws and regulations, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary for the ownership of the Assets or the conduct of its operations which has or could reasonably be expected to have a material adverse effect on the Assets or Business to be transferred  hereby (“Material Adverse Effect”), other than as set forth on Schedule 4.6 hereto.

4.7          Contracts.  Seller has delivered to Purchaser a true and correct copy of the Contracts;  other than the Contracts, there are no contracts, agreements, licenses, arrangements, instruments or commitments, oral or written, to which Seller is a party or to which the Assets are subject, or which are material to, or affect materially the conduct of, the Business; and each of the Contracts is a valid and binding obligation of the parties thereto in accordance with its terms and there have been no material defaults or claims of material default, and there are no facts or conditions that have occurred which, through the passage of time or the giving of notice or both would constitute a material default thereunder, which would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Assets.  To the extent that the consent of a third party is required to assign the Contracts, such consent shall not be deemed a condition precedent to Closing, but shall be a condition subsequent.

4.8          Financial Statements.  Seller has previously delivered to Purchaser audited statements of operations of the Business for the year ended December 31, 2007 and unaudited statements of operations of the Business for the nine month period ended September 30, 2008 (the “Financial Statements”), copies of which are provided in  the form of consolidated financial statements of the Shareholder incorporated in the Form 10K-SB and Form 10-Q attached to this Agreement as Schedule 4.8.  Except as otherwise set forth in Schedule 4.8 hereto,  the Financial Statements have been prepared on a consistent basis throughout the period covered by the Financial Statements, and, to the best of Shareholder’s knowledge, fairly present the results of operations of the Business for each of the periods covered by the Financial Statements (exclusive of normal year-end adjustments) .  Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise other than (a) liabilities and obligations that are fully reflected, accrued or reserved for on the balance sheet, (b) contractual liabilities or obligations not required to be disclosed in Financial Statements prepared in accordance with U.S. GAAP, and (c) other liabilities and obligations incurred since September 30, 2008 in the ordinary course of business consistent with past practice.

4.9          Adequacy and Condition of Assets.  The Assets are all of the assets associated with the conduct of the Business as heretofore conducted and as currently being conducted, other than the Excluded Assets and all of the Tangible Assets are, and do not require other than normal routine maintenance to keep them, in good operating condition and repair, normal and reasonable wear and tear excepted.

4.10        No Adverse Change.  The Seller has conducted its business only in the ordinary since December 1, 2008 and nothing has since then occurred and the Seller has not incurred or suffered any event, circumstance, or fact that could result in a material adverse change in the Business or the Assets (“Material Adverse Changes”).

4.11        [Intentionally Omitted].

4.12        Intellectual Property.  Seller is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the Intellectual Property and Purchaser’s use of the Intellectual Property from and after the date of this Agreement will not infringe upon any intellectual property right or proprietary right belonging to any other person or entity.

4.13        Litigation and Proceedings.  There are no claims, actions, suits, proceedings or investigations, judicial or administrative, pending, involving or, to the knowledge of any Selling Party, threatened against or affecting, any Selling Party or any of the Assets which might materially affect the right of Purchaser to own, operate or control the Assets or the Business other than as set forth on Schedule 4.13 hereto.

4.14        Taxes.  All tax returns required to be filed by Seller have been duly filed, and such tax returns are complete and accurate in all material respects and, except as set forth on Schedule 4.14 hereto, all taxes relating to Seller (including, without limitation, federal, state, local and other income, franchise, employee’s income withholding, social security, unemployment, disability, payroll, real property, personal property, sales, use, transfer or other tax (collectively, “Taxes”), plus interest, penalties or other charges in respect of the foregoing) have been paid, when due, to the appropriate governmental authority and if such payment is not yet due, a reserve or provision for the proper payment of such taxes, which reserve or provision is adequate and in the ordinary course of business, has been established.

4.15        Product Liability and Recalls.  To the best of the Selling Parties’ knowledge, there is (a) no pending or threatened Action by or before any court or governmental body against Seller relating to any product alleged to have been designed, manufactured or sold by Seller and alleged to have been defective or improperly designed or manufactured and (b) no pending or threatened recall or investigation of any product sold by Seller.

4.16        Product Warranty.  Each product manufactured, sold or delivered by Seller has been manufactured, sold or delivered by Seller in conformity with all applicable express and, to the extent not expressly disclaimed by Seller, implied warranties and Seller does not have any liability (and there is no basis for any present or, to the knowledge of Seller and the Selling Parties, future Action against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.  To the best of the Selling Parties’ knowledge no product manufactured, sold, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

4.17        Brokerage and Finders’ Fees.  Seller has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

4.18        Material Misstatements or Omissions.  No representations or warranties of any of the Selling Parties contained in this Agreement contain an untrue statement of a material fact, or omit to state a material fact necessary to make the statements of facts contained herein not misleading.

4.19        NO OTHER REPRESENTATIONS OR WARRANTIES. SELLING PARTIES MAKE, AND PURCHASER SHALL NOT BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER IN ANY WAY RELATING TO THE TRANSACTION CONTEMPLATED HEREBY OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

5.            Representations and Warranties of Purchaser.

As a material inducement to the execution and delivery of this Agreement by Seller, Purchaser represents and warrants to Seller that the following is true and correct as of the Effective Date:

5.1          Authority.  Purchaser has full power and authority to execute and deliver this Agreement and the Promissory Note and to perform Purchaser’s obligations under this Agreement and the Promissory Note.  This Agreement and the Promissory Note have been duly authorized, executed and delivered by, and each is a valid and binding agreement of, Purchaser, enforceable in accordance with its terms, and no further action, approvals or consents are necessary on the part of Purchaser, nor is it necessary for Purchaser to obtain any actions, approvals or consents from any third persons, governmental or other, to make this Agreement or the Promissory Note valid and binding upon and enforceable against Purchaser in accordance with its terms, or to enable Purchaser to perform this Agreement, the Promissory Note and the transactions contemplated by this Agreement.

5.2          No Conflict.  Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will violate or conflict with (a) any federal, state or local law, statute, rule, regulation, ordinance or governmental restriction, or any order, judgment, or decree applicable to Purchaser; or (b) any contract, agreement, or other commitment or arrangement to which Purchaser is a party or by which Purchaser is bound.

5.3          Other Documents.  Concurrent with Purchaser’s execution and delivery of this Agreement, Purchaser will deliver the Barnes Agreement (as defined in Section 6.4 herein) duly executed by David J. Barnes.

5.4          Seller Liabilities.  The approximate of amount of unpaid (a) director fees due to C. Robert Kline, PhD, James R. Largent and David Barnes as of the date of their respective letters of resignation is $29,972, $13,500 and $12,000 and (b) compensation owing to Ken Jochim, Paul Labarile, Robert Seeley, Tim Carrillo and Dannie Shaver as of the Effective Date (exclusive of any unpaid 2008 compensation for which withholding taxes have already been paid) will not exceed $50,000.

5.5          Trade Payables.  A true and correct list of Seller’s vendor trade  payables (including property and equipment lease payables) as of the Effective Date is attached as Schedule 3.2(e) hereto.

5.6          Investment Experience.  Purchaser, on behalf of itself and its affiliates, acknowledges, understands and agrees that (i) Purchaser and its affiliates are sophisticated parties with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereby and (ii) Purchaser and its affiliates believe they have received all the information they consider necessary or appropriate for deciding whether to enter into this Agreement and to purchase the Assets and Business upon the terms and conditions herein.

5.7          Material Misstatements or Omissions.  No representations or warranties of Purchaser contained in this Agreement contain an untrue statement of a material fact, or omit to state a material fact necessary to make the statements of facts contained herein not misleading.

5.8          NO OTHER REPRESENTATIONS OR WARRANTIES. PURCHASER MAKES, AND SELLING PARTIES, SHALL NOT BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER IN ANY WAY RELATING TO THE TRANSACTION CONTEMPLATED HEREBY OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

6.            Other Agreements of the Parties.

6.1          Non-Competition Agreement.  Concurrently with the execution and delivery of this Agreement, Seller and Shareholder will execute and deliver to Purchaser a Non-Competition Agreement in the form of Exhibit B attached to this Agreement (the “Non-Competition Agreement”).

6.2          Facility Lease.  Concurrently with the execution and delivery of this Agreement, Purchaser and Seller will execute and deliver an assignment of real property lease in the form attached to this Agreement as Exhibit C-1.

6.3          Equipment Leases.  Concurrently with the execution and delivery of this Agreement, Purchaser and Seller will execute and deliver an assignment of that certain equipment lease guaranteed by Ken Jochim, in the form attached to this Agreement as Exhibit C-2.

6.4          Agreements with Affiliates.  Concurrently with the execution and delivery of this Agreement, Purchaser will deliver, and Seller will execute, the an agreement in the form attached as Exhibit D hereto (the “Barnes Agreement”) duly executed by David J. Barnes for countersignature by Seller and/or Shareholder, as applicable, providing for :

(a)           an amendment to that certain Note Modification Agreement by and between Seller and David J. Barnes dated as of August 1, 2008,;

(b)           a termination of that certain Security Agreement by and between  Seller and David J. Barnes dated as of June 19, 2008]; and

(c)           a termination of that certain the Guaranty of Payment Agreement by and between Shareholder and David J. Barnes dated as of August 1, 2008.

6.5          Termination and Hiring of Employees.  Purchaser, at its sole option, may offer employment, effective as of the date of this Agreement, to some or all of the employees of the Business (the “Transferred Employees”).  All Transferred Employees to be hired by Purchaser shall be terminated by Seller as of the day immediately preceding the date of this Agreement and shall become new employees of Purchaser as of the date of this Agreement.  Except as otherwise expressly provided herein, Seller shall be solely responsible for all obligations and liabilities with respect to the Transferred Employees prior to the date of this Agreement and all obligations and liabilities with respect to Seller’s termination of employment of the Transferred Employees.  Purchaser shall be solely responsible for all obligations and liabilities with respect to Purchaser’s employment of the Transferred Employees from and after the date of this Agreement.

6.6          Prorations.  All personal property taxes and the like on or with respect to the Assets, if any, shall be prorated as of the date of this Agreement, with Seller liable to the extent such items are attributable to any time period prior to the date of this Agreement, and Purchaser liable to the extent such items relate to any time period from and after the date of this Agreement.

6.7          Further Assurances.  Each party hereto shall, at its expense, procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, assumption instruments, consents, and other documents as the other party or its counsel may reasonably request (a) to vest in Purchaser, and perfect and protect Purchaser’s right, title, and interest in, and enjoyment of, the Assets and the Business; or (b) to ensure more effectively the compliance of such party with its agreements and covenants under this Agreement.  In accordance with the foregoing, Purchaser agrees to use commercially reasonable efforts to secure the respective consents of the Landlord (as defined in Exhibit C-1 hereto) and the Lessor (as defined in Exhibit C-2 hereto to assignment, assumption and novation of the applicable leases upon terms substantially as set forth in Exhibits C-1 and C-2, as applicable; and further agrees that Purchaser. or an officer, director or other affiliate thereof, will provide such guarantees, and execute such additional documents, as the Landlord or Lessor, as applicable, may reasonably request as a condition precedent to the Landlord’s and/or Lessor’s consent to the  assignment, assumption and novation of the applicable lease upon terms substantially as set forth in Exhibits C-1 or C-2, as applicable. Purchaser further agrees to provide the Selling Parties with such documents and assistance as the Selling Parties may reasonably request in connection with (a) an audit of the Selling Parties’ businesses (including the preparation of audited financials statements for the Selling Parties) as relates to  the twelve month period ended December 31, 2008 , and (b) the timely filing of such documents,  (including but necessarily limited to a 10-K) for the twelve month period ended December 31, 2008) and the proper maintenance of such financial records as may be required of the Shareholder by applicable securities laws.

7.            Indemnification.

7.1          Indemnification of Purchaser.

(a)           In the event any of the Selling Parties breaches any of the Selling Parties’ representations, warranties or covenants contained in this Agreement, then such Selling Parties shall jointly and severally indemnify Purchaser from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses, (collectively, “Adverse Consequences”), Purchaser may suffer to the extent resulting from, arising out of, relating to, or caused by the breach.

(b)           The Selling Parties also shall jointly and severally indemnify Purchaser from and against the entirety of any Adverse Consequences Purchaser may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Liability (including but not limited to any liability of Seller that becomes a liability of Purchaser under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

(c)           Purchaser may offset any claim for indemnification hereunder against any amounts due Seller under the Promissory Note, and shall not be in breach of this Agreement or the Promissory Note upon the exercise of such right of offset or reduction.

7.2          Indemnification of Seller.

(a)           In the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement, then Purchaser shall indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer to the extent resulting from, arising out of, relating to, or caused by the breach.

(b)           Purchaser shall indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by (i) Purchaser’s failure to pay or perform, when due, the Assumed Obligations; or (ii) Purchaser’s operation of the Business from and after the date of this Agreement.

8.            Survival of Representations and Warranties.  All of the covenants, representations and warranties set forth in this Agreement shall, unless waived in writing by the party for whose benefit such covenant, representation or warranty was made, remain in full force and effect regardless of any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, and all such covenants, representations and warranties shall survive the consummation of the transactions contemplated hereby.

9.            Expenses.

9.1          Expenses in General. Each party shall bear all legal, accounting and other costs and expenses incurred by it in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement.

9.2          Sales Tax.  All sales taxes imposed or incurred in connection with the purchase and sale of the Assets pursuant to this Agreement shall be borne by Seller.

10.          Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; or (b) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office with first-class postage prepaid and addressed to the parties as set forth below, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day); or (c) three business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (d) the next business day after the same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and United Parcel Service being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

If to Seller, to:

Isotec, Inc.
c/o WorldAm, Inc.
4340 Von Karman Avenue, Suite 200
Newport beach, CA 92660
Attn:  Frederick T. Rogers
Facsimile:  ___________

If to Shareholder, to:

WorldAm, Inc.
4340 Von Karman Avenue, Suite 200
Newport beach, CA 92660
Attn:  Frederick T. Rogers
Facsimile:  ___________

If to Purchaser, to:

Isotec Security, Inc.
25442 Rapid Falls Road
Laguna Hills, CA 92653
Attn:  David Barnes
Facsimile:  (949) 360-9197

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

11.          Miscellaneous.

11.1        Joint and Several Obligations.  All of the representations, warranties, covenants and obligations of Seller contained in this Agreement shall be the joint and several representations, warranties, covenants and obligations of Seller and the Shareholder.

11.2        Entire Agreement.  This Agreement and the other agreements to be entered into herewith represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, supersede all other agreements or understandings, written or oral, between the parties with respect to the subject matter hereof and thereof, and cannot be amended, supplemented or changed, nor can any provision hereof or thereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

11.3        Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.4        Section Headings.  The section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5        Applicable Law.  This Agreement has been executed and delivered in the State of California, and shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflicts of law doctrine.

11.6        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7        Remedies.  Nothing contained in this Agreement is intended to or shall be construed so as to limit the remedies which either party may have against the other in the event of a breach by either party or any representation, warranty or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

11.8        Attorneys’ Fees.  If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against any other party to this Agreement, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein.  Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and costs on the request of either party.  For the purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in the following:  post-judgment motions and collection actions; contempt proceedings; garnishment, levy, and debtor and third party examinations; and discovery.  As used herein, “prevailing party” shall mean the party who obtains substantially the relief sought by it.

11.9        Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

11.10      General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the Agreement.  No rule of strict construction will be applied against any person.

11.11      Knowledge.  Except as otherwise expressly provided herein, the term “knowledge,” “known” and all variations thereof shall mean with respect to any representations, warranty or statement of any party that is qualified by such party’s “knowledge,” the actual knowledge of such party  without having conducted any special investigation or, in the case of an entity, the actual knowledge of any present officer or director of such entity without having conducted any special investigation.

11.12      Venue.  The parties hereto agree that all actions or proceedings with respect to or arising out of this Agreement shall be litigated exclusively in a state or federal court sitting in Orange County, California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

11.13      Representation by Legal Counsel.  Each of the Selling Parties acknowledges that: (i) this Agreement has initially been prepared for the Selling Parties’ consideration by McConnell, Dunning & Barwick LLP (“MD&B”) at the request of Purchaser; (ii) MD&B has not represented the Selling Parties in connection herewith; and (iii) each of the Selling Parties has had the opportunity to consult with legal counsel with respect to the terms and provisions of this Agreement and the shares to be purchased hereunder, and has either done so, or has determined in his or its sole judgment not to consult with legal counsel with respect thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Signature Page Follows]

“SELLING PARTIES”

ISOTEC, INC., a Colorado corporation

By:
Frederick T. Rogers, Chief Executive Officer

WORLDAM, INC., a Nevada corporation

By:
Frederick T. Rogers, Chief Executive Officer

“PURCHASER”

ISOTEC SECURITY, INC.

By:
David J. Barnes, Chief Executive Officer

LIST OF SCHEDULES

Schedule	Description

1.1(c)	Tangible Assets

1.1(e)	Customers/Clients

1.1(f)	Contracts

1.1(i)	Intellectual Property

1.1(l)	Phone Numbers and Websites

1.3	Excluded Assets

2.3	Allocation of Purchase Price

3.2(e)	Trade Payables

4.4	Encumbrances

4.6	Compliance with Law

4.8	Financial Statements

4.13	Litigation and Proceedings

4.14	Taxes

LIST OF EXHIBITS

Exhibit	Description

A	Form of Promissory Note

B	Form of Non-Competition Agreement

C-1	Form of Assignment of Facility Lease

C-2	Form of Assignment of Equipment Lease

D	Form of Amendment to Note Modification Agreement

E	Form of Termination of Security Agreement

F	Form of Termination of Guaranty

SCHEDULE 1.1(c)

Tangible Assets

SCHEDULE 1.1(e)

Customers/Clients

SCHEDULE 1.1(f)

Contracts

SCHEDULE 1.1(i)

Intellectual Property

SCHEDULE 1.1(1)

Phone Numbers and Websites

1.	All of Seller’s telephone numbers for its facilities located in Westminster, Colorado.

2.	The following website of Seller: www. isotecinc.com

The parties acknowledge and agree that the web pages of Shareholder’s website(s) which are not identical to the webpages at www.isotecinc.com do not constitute any portion of any website which is “used in the operation of the Business” within the meaning of Section 1.1(l).  Buyer understands and agrees that Buyer will be responsible for setting up a separate web management account with third party service provider to house and otherwise manage the portions of Shareholder’s website which are transferred hereby.

SCHEDULE 1.3

Excluded Assets

All prepaid expenses are excluded from the assets transferred pursuant to this Agreement.

SCHEDULE 2.3

Allocation of Purchase Price

Cash and Cash Equivalents	$
Accounts Receivable	$
Tangible Assets (excluding Inventory)	$
Intangible Assets/Intellectual Property	$
Client/Customer List and Goodwill	$
Non-Compete (ordinary income)	$

SCHEDULE 3.2(e)

Trade Payables

[see attached list of trade payables]

SCHEDULE 4.4

Encumbrances

The Assets and Business are subject to one or more tax liens in connection with unpaid but past due employee withholding taxes totaling approximately $39,000. The foregoing liability remains with Seller and is not assumed by Buyer.

The Assets and Business may also be subject to (i) liens imposed by law, such as carriers', warehousemen's and mechanics' liens with respect to which the underlying obligations are not delinquent (ii) purchase money security interest for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, (iii) lessor liens arising in connection with any of Seller’s real property leases with respect to which the underlying obligations are not delinquent; (iv) liens imposed by law for taxes, assessments or governmental charges not yet due and payable; and other (v) liens or other Encumbrances (as defined in Section 4.4) which do not, individually or in the aggregate, materially interfere with the use of the Assets, and which do not materially detract from the value of the Assets and Business transferred hereby. The foregoing liability remains with Seller and is not assumed by Buyer, except to the extent any such liens have a material adverse effect on the Assets or Business due to a failure of Purchaser to comply with any of its obligations or commitments arising after the closing (including payment of any trade payable assumed by the Purchaser  hereunder).

SCHEDULE 4.6

Compliance with Law

Due to certain disputes between the Shareholder, Seller, the Purchaser and other affiliates and/or employees of Seller regarding the management, operation and control of Seller over the past several months, the Selling Parties are not willing to warrant that the Seller has conducted its operations in material compliance with all federal, state and local laws and regulations, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary for the ownership of the Assets or the conduct of its operations in or about the time during which this dispute took place.

Additionally, Seller is past due with respect to the payment of approximately $39,000 in employee withholding taxes. The foregoing liability remains with Seller and is not assumed by Buyer.

SCHEDULE 4.8

Financial Statements

(See attached Form 10K-SB for the year ended December 31, 2007 and Form 10-Q for the nine month period ended September 30, 2008)

The Shareholder, Seller, the Purchaser and other affiliates and/or employees of Seller have been involved in disputes regarding the management, operation and control of Seller for the past several months.  In connection therewith, the Shareholder performed additional analysis and other post-closing procedures to ensure the Financial Statements for the nine-month period ended September 30, 2008 were prepared in accordance with generally accepted accounting principles.

SCHEDULE 4.13

Litigation and Proceedings

The Assets and Business are subject to one or more tax liens in connection with unpaid but past due employee withholding taxes totaling approximately $39,000. The foregoing liability remains with Seller and is not assumed by Buyer.

SCHEDULE 4.14

Taxes

The Assets and Business are subject to one or more tax liens in connection with unpaid but past due employee withholding taxes totaling approximately $39,000. The foregoing liability remains with Seller and is not assumed by Buyer.

EXHIBIT A

Form of Promissory Note

EXHIBIT B

Form of Non-Competition Agreement

EXHIBIT C-1

Form of Assignment of Facility Lease

EXHIBIT C-2

Form of Assignment of Equipment Lease

EXHIBIT D

Form of Note Modification and Release of Security and Guarantor